SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 26, 2004

AMERICA FIRST REAL ESTATE INVESTMENT PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

      Delaware                  000-32227

(State of Formation) (Commission File Number)

                39-1965590

(IRS Employer Identification Number)

    1004 Farnam Street, Suite 400

           Omaha, Nebraska                          68102

(Address of principal executive offices) (Zip Code)

                    (402) 444-1630

(Registrants' telephone number, including area code)

               Not applicable

(Former name or former address, if changed since last report)

Item 5. Other Events.

On May 26, 2004, the Unit holders of America First Real Estate Investment Partners, L.P. (the "Registrant") approved the merger of the Registrant with and into America First Apartment Investors, Inc. a Maryland corporation (the "REIT"), pursuant to the Agreement and Plan of Merger entered into by the Registrant and the REIT on November 25, 2003. As a result, the Registrant will be merged with and into the REIT upon the filing of the Articles of Merger and Certificate of Merger, respectively, in the State of Maryland and Delaware. The merger will be effective at 12:01 a.m. on June 3, 2004. The REIT will be the surviving company and will acquire all of the assets and liabilities of the Registrant. The REIT will continue to operate as a real estate investment trust after the merger.

Each Unit outstanding as of the time of the merger will be converted into the right to receive 0.7910 shares of the common stock of the Registrant and a cash payment of $0.39 per Unit. Fractional shares will be rounded up or down to the nearest whole number. Accordingly, Units will no longer trade on the Nasdaq after June 2, 2004.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

The following exhibits are filed as required by Item 7(c) of this report. Exhibit numbers refer to the paragraph numbers under Item 601 of Regulation S-K:

    Agreement and Plan of Merger, dated November 25, 2003, between the Registrant and America First Apartment Investors, Inc. (the "REIT") and Amendment to Agreement and Plan of Merger, dated February 10, 2004 (incorporated by reference to Exhibit 2.1 to Amendment No. 3 to the REIT's Registration Statement on Form S-4 (Commission File No. 333-111036) filed by the REIT on March 18, 2004).

99.1 Press Release, dated May 26, 2004, announcing the approval of the merger of the Registrant and the REIT.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA FIRST REAL ESTATE INVESTMENT PARTNERS, L.P.,

By America First Capital Source I, L.L.C., its general partner

By America First Companies, L.L.C.,

its general partner

By  /s/ Lisa Y. Roskens

Lisa Y. Roskens, President and Chief Executive Officer

Dated: May 26, 2004

EXHIBIT 99

PRESS RELEASE FOR IMMEDIATE RELEASE

DATE: May 26, 2004 NASDAQ SYMBOLS:APRO, AFREZ

CONTACT: Maurice E. Cox, Jr.

402-444-1630

America First Apartment Investors, Inc. and America First Real Estate Investment Partners, L.P. Announce Approval of Plans to Merge

(Omaha, NE) America First Apartment Investors, Inc. (NASDAQ: APRO) and America First Real Estate Investment Partners, L.P. (NASDAQ: AFREZ) announced today that the Merger Agreement under which AFREZ will merge with and into APRO has been approved by the holders of (i) a majority of the issued and outstanding shares of APRO's common stock and (ii) a majority of the issued and outstanding Beneficial Unit Certificates (BUCs) of AFREZ. The merger will be effective June 3, 2004, with the last trading day for AFREZ BUCs being June 2, 2004.

The Merger Agreement provides that the limited partners of AFREZ will receive 0.7910 shares of APRO common stock for each BUC they hold on the effective date of the merger and a one-time cash distribution of $0.39 per BUC. Based on the closing sale price of APRO common stock of $10.35 on May 25, 2004, the dollar value of the aggregate merger consideration will be approximately $58.3 million or $8.58 per BUC.

As a result of the merger, APRO will own and operate 29 multifamily apartment complexes comprising approximately 6,100 rental units. After the merger, APRO intends to continue to pursue its business plan of acquiring additional multifamily apartment properties and other residential real estate investments. The board of directors of APRO expects to continue to pay dividends quarterly at the annual rate of $1.00 per share after the merger and has approved the payment of the second quarter dividend of $0.25 per share on July 30, 2004, for shareholders of record on June 30, 2004.

The terms of the Merger Agreement were negotiated on behalf each company by special committees consisting solely of independent directors of APRO and independent managers of the general partner of AFREZ. The special committee representing APRO was advised by Friedman, Billings, Ramsey & Co., Inc. The special committee representing AFREZ was advised by Houlihan Lokey Howard & Zukin. Friedman, Billings, Ramsey & Co., Inc. has rendered an opinion to the effect that the transaction is fair, from a financial point of view, to APRO and its stockholders. Houlihan Lokey Howard & Zukin has rendered an opinion to the effect that the transaction is fair, from a financial point of view, to AFREZ and its BUC holders.

Information contained in this Press Release contains "forward-looking statements" relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements.